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                                                                  Exhibit 15 (b)



                                DISTRIBUTION PLAN

            This Distribution Plan (the "Plan") is adopted in accordance with Rule 12b-1 under the Investment Company Act of 1940, as amended (the "1940 Act"), by Warburg, Pincus WorldPerks Money Market Fund, Inc., a corporation organized under the laws of the State of Maryland (the "Fund"), subject to the following terms and conditions:

            Section 1. Distribution Agreements; Annual Fee.

            Any officer of the Fund or Counsellors Securities Inc., the Fund's distributor ("Counsellors Securities"), is authorized to execute and deliver written agreements in any form duly approved by the Board of Directors of the Fund (the "Agreements") with institutional shareholders of record, broker-dealers, financial institutions, depository institutions, retirement plans and other financial intermediaries ("Service Organizations") relating to shares of the Fund's common stock, par value $.001 per share, designated Advisor Shares (the "Advisor Shares"). Pursuant to an Agreement, Service Organizations will be paid an annual fee out of the assets of the Fund by the Fund directly or by Counsellors Securities on behalf of the Fund for providing (a) services primarily intended to result in the sale of Advisor Shares ("Distribution Services"), (b) shareholder servicing to their customers or clients who are the record and/or the beneficial owners of Advisor Shares ("Customers") ("Shareholder Services") and/or (c) administrative and accounting services to Customers ("Administrative Services"). A Service Organization will be paid an annual fee under the Plan calculated daily and paid quarterly at an annual rate of up to .50% of the average daily net assets of the Advisor Shares held by or on behalf of its Customers ("Customers' Shares") with respect to Distribution Services and/or Administrative Services and may be paid an annual fee calculated daily and paid quarterly at an annual rate of up to .25% of the average daily net assets of Customers' Shares with respect to Shareholder Services.

            In addition, the Fund will pay Counsellors Securities an annual fee of up to .25% of the value of the average net assets of the Advisor Shares. Fees to be paid with respect to the Fund under this Plan will be calculated daily and paid monthly by the Fund. Such fees are intended to compensate Counsellors Securities for Distribution Services (as defined herein) and for the costs and expenses relating to the Fund's participation in the Northwest Worldperks(TM) program.

            Section 2. Services.

            The annual fee paid to Service Organizations under Section 1 of the Plan with respect to Distribution Services, if
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any, will compensate Service Organizations to cover certain expenses primarily intended to result in the sale of Advisor Shares, including, but not limited to:
(a) costs of payments made to employees that engage in the distribution of Advisor Shares; (b) payments made to, and expenses of, persons who provide support services in connection with the distribution of Advisor Shares, including, but not limited to, office space and equipment, telephone facilities, processing shareholder transactions and providing any other shareholder services not otherwise provided by the Fund's transfer agent; (c) costs relating to the formulation and implementation of marketing and promotional activities, including, but not limited to, direct mail promotions and television, radio, newspaper, magazine and other mass media advertising; (d) costs of printing and distributing prospectuses, statements of additional information and reports of the Fund to prospective holders of Advisor Shares; (e) costs involved in preparing, printing and distributing sales literature pertaining to the Fund; and (f) costs involved in obtaining whatever information, analyses and reports with respect to marketing and promotional activities that the Fund may, from time to time, deem advisable.

            The annual fee paid to Service Organizations under Section 1 of the Plan with respect to Shareholder Services, if any, will compensate Service Organizations for personal service and/or the maintenance of Customer accounts, including but not limited to (a) responding to Customer inquiries, (b) providing information on Customer investments and (c) providing other shareholder liaison services.

            The annual fee paid to Service Organizations under Section 1 of the Plan with respect to Administrative Services, if any, will compensate Service Organizations for administrative and accounting services to their Customers, including, but not limited to: (a) aggregating and processing purchase and redemption requests from Customers and placing net purchase and redemption orders with the Fund's distributor or transfer agent; (b) providing Customers with a service that invests the assets of their accounts in Advisor Shares; (c) processing dividend payments from the Fund on behalf of Customers; (d) providing information periodically to Customers showing their positions in Advisor Shares;
(e) arranging for bank wires; (f) providing sub-accounting with respect to Advisor Shares beneficially owned by Customers or the information to the Fund necessary for sub-accounting; (g) forwarding shareholder communications from the Fund (for example, proxies, shareholder reports, annual and semi-annual financial statements and dividend, distribution and tax notices) to Customers, if required by law and (h) providing other similar services to the extent permitted under applicable statutes, rules and regulations.


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            Payments under this Plan are not tied exclusively to the expenses for shareholder servicing, administration and distribution expenses actually incurred by Counsellors Securities or any Service Organization, and the payments may exceed expenses actually incurred by Counsellors Securities or any Service Organization.

            Section 3. Additional Payments.

            Counsellors Securities, the Fund's investment adviser (the "Investment Adviser") or an affiliate of either may pay Service Organizations a fee (the "Service Fee") for services provided or expenses incurred by the Service Organization that are not covered by an Agreement. A portion of the Service Fee paid may be borne or reimbursed by the Fund. The Service Fee payable to any particular Service Organization is determined based upon a number of factors, including the nature and quality of services provided, the operations processing requirements of the relationship and the standardized fee schedule of the Service Organization. Payments by the Fund under this Plan shall not be made to a Service Organization with respect to services for which the Service Organization is otherwise compensated by Counsellors Securities, the Investment Adviser or an affiliate of either.

            Payments may be made to Service Organizations by Counsellors Securities, the Investment Adviser or an affiliate of either from any such entity's own resources, which may include a fee it receives from the Fund.

            Section 4. Monitoring.

            Counsellors Securities shall monitor the arrangements pertaining to the Fund's Agreements with Service Organizations.

            Section 5. Approval by Shareholders.

            The Plan is effective, and fees are payable in accordance with
Section 1 of the Plan pursuant to the approval of the Plan by a vote of at least a majority of the outstanding voting Advisor Shares.

            Section 6. Approval by Directors.

            The Plan is effective, and payments under any related agreement may be made pursuant to the approval of the Plan and such agreement by a majority vote of both (a) the full Board of Directors of the Fund and (b) those Directors who are not interested persons of the Fund and who have no direct or indirect financial interest in the operation of the Plan or in any agreements related to it (the "Qualified Directors"), cast in


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person at a meeting called for the purpose of voting on the Plan and the related agreements.

            Section 7. Continuance of the Plan.

            The Plan will continue in effect for so long as its continuance is specifically approved at least annually by the Fund's Board of Directors in the manner described in Section 6 above.

            Section 8. Termination.

            The Plan may be terminated at any time by a majority vote of the Qualified Directors or by a majority of the outstanding voting Advisor Shares.

            Section 9. Amendments.

            The Plan may not be amended to increase materially the amount of the fees described in Section 1 above with respect to the Advisor Shares without approval of at least a majority of the outstanding voting Advisor Shares. In addition, all material amendments to the Plan must be approved by the Fund's Board of Directors in the manner described in Section 6 above.

            Section 10. Selection of Certain Directors.

            While the Plan is in effect, the selection and nomination of the Fund's Directors who are not interested persons of the Fund will be committed to the discretion of the Directors then in office who are not interested persons of the Fund.

            Section 11. Written Reports.

            In each year during which the Plan remains in effect, Counsellors Securities will furnish to the Fund's Board of Directors, and the Board will review, at least quarterly, written reports, which set out the amounts expended under the Plan and the purposes for which those expenditures were made.

            Section 12. Preservation of Materials.

            The Fund will preserve copies of the Plan, any agreement relating to the Plan and any report made pursuant to Section 11 above, for a period of not less than six years (the first two years in an easily accessible place) from the date of the Plan, agreement or report.


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            Section 13. Meanings of Certain Terms.

            As used in the Plan, the terms "interested person" and "majority of the outstanding voting securities" will be deemed to have the same meanings that those terms have under the 1940 Act and the rules and regulations thereunder, subject to any exemption that may be granted to the Fund under the 1940 Act by the Securities and Exchange Commission.

[signature page follows]


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            IN WITNESS WHEREOF, the Fund has executed the Plan as of ________
__, 1998.



                                            WARBURG, PINCUS WORLDPERKS MONEY
                                            MARKET FUND, INC.

                                            By:___________________________

                                               Name: ___________________

                                               Title: __________________



Acknowledged this

_____ day of ________, 1998



COUNSELLORS SECURITIES INC.

By:_____________________________

   Name: _______________________

   Title: ______________________




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